EXHIBIT 99.4

CONSENT OF PROBANK AUSTIN

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Community Shores Bank Corporation (the “Company”) as an Annex to the Proxy Statement and Prospectus relating to the proposed merger of the Company with ChoiceOne Financial Services, Inc. contained in the Registration Statement on Form S-4, as filed with the Securities and Exchange Commission, and to references to such opinion and the quotation or summarization of such opinion in such Proxy Statement/Prospectus and Registration Statement. In giving such consent, we do not admit that we are experts with respect to any part of such Proxy Statement/Prospectus and Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

ProBank Austin

March 16, 2020